Exhibit 99.10

PROXY STATEMENT
Your proxy, in the form enclosed, is solicited by Physicians’ Insurance Program Management Company, the Attorney-in-Fact of Physicians’ Insurance Program Exchange, for use at a Special Meeting of its eligible subscribers to be held on ____________, 2018 and any adjournment of that meeting, for the purposes set forth below. The Attorney-in-Fact urges you to sign and return your proxy even if you intend to attend the Special Meeting.
IMPORTANT NOTICE
The Plan of Conversion described in this Proxy Statement must be approved by the Pennsylvania Insurance Department (the “Insurance Department”). Approval of the Plan of Conversion by the Insurance Department will not constitute or imply that the Pennsylvania Insurance Department has endorsed the Plan of Conversion or the related transactions described in this Proxy Statement, nor will such approval constitute investment advice or a recommendation by the Insurance Department on how you should vote on the Plan of Conversion.
Introduction
A special meeting of the Eligible Subscribers (defined below) of Physicians’ Insurance Program Exchange (“PIPE” or the “Company”) will be held at the Company’s offices at 850 Cassatt Road, Suite 220, Berwyn, Pennsylvania on ______________________, __________, 2018, at _______ __.m., local time (the “Special Meeting”). The purpose of the Special Meeting is to consider and vote upon (i) a Plan of Conversion from Reciprocal to Stock Form, as amended (the “Conversion Plan”), that was adopted by PIPE’s Attorney-in-Fact and which, if approved by two-thirds of the votes cast at the Special Meeting, will permit PIPE to convert from a Pennsylvania reciprocal insurance exchange to a Pennsylvania stock insurance company (the “Conversion”) and to become a wholly owned subsidiary of Positive Physicians Holdings, Inc. (“Holdings”) pursuant to the provisions of the Medical Professional Liability Reciprocal-to-Stock Conversion Act (the “Act”), and (ii) a merger agreement dated as of ____________, 2018 [insert date which will immediately precede mailing], by and among PIPE, Holdings, and PIPE Conversion Corp., a newly formed Pennsylvania stock insurance company, pursuant to which PIPE will merge with and into PIPE Conversion Corp. (the “PIPE Conversion Corp. Merger”).
“Eligible Subscribers” are the persons who were named insureds under PIPE insurance policies that were in force on the “Eligibility Record Date” of June 1, 2018 (the date the Conversion Plan was adopted).
Overview of the Conversion and the Mergers
PIPE currently exists and operates as a “reciprocal insurance exchange”. This means that PIPE has no shareholders. Instead, PIPE has “subscribers” consisting of the policyholders who have insurance coverage with PIPE.

Under the Act, a Pennsylvania reciprocal insurance exchange that offers medical professional liability insurance such as PIPE can adopt a plan to convert from a reciprocal insurance exchange to a stock insurance company. Reciprocal insurance exchanges may decide to convert into stock companies for many different reasons. Reciprocal insurance exchanges have limited access to the capital markets. By converting to stock form, a reciprocal exchange gains the ability to raise capital through stock sales. By raising additional capital, PIPE strengthens its ability to defend and pay claims made against its policyholders. Stock insurance companies also are better able to make strategic acquisitions of other insurance companies and to enter into strategic business combinations with other insurers and insurance holding companies. In addition, stock insurance companies can attract and retain key management personnel through stock incentive programs.
Physicians' Insurance Program Management Company, as PIPE’s attorney-in fact, adopted the Conversion Plan principally because it will: (i) increase PIPE’s access to capital and strengthen its ability to honor its contractual obligations to policyholders as well as increase its written premiums; and (ii) put PIPE’s operations under management by the team of experienced and successful senior managers of Diversus Management, Inc. (“Diversus Management”).
PIPE’s Conversion Plan consists of the following steps:

1.
PIPE will convert to a stock company by merging with and into PIPE Conversion Corp., a newly formed stock insurance company. Those PIPE policyholders who formerly were “subscribers” of PIPE will not be subscribers of PIPE Conversion Corp. However, their insurance policies and insurance will remain in full force and effect with PIPE Conversion Corp. The Conversion Plan does not change the price, benefits, renewability or any other feature, term or condition of a policyholder’s insurance coverage.

2.
PIPE Conversion Corp. will issue shares of its stock to a newly formed holding company named “Positive Physicians Holdings, Inc.” (hereinafter referred to as “Holdings”) organized for purposes of the Conversion Plan. This means that PIPE Conversion Corp. will become a wholly owned subsidiary of Holdings.

3.
Holdings is a stock company and will offer its shares of common stock (“Conversion Stock”) for sale in a public offering described in greater detail below (hereinafter, the “Offering”). The Conversion Stock of Holdings will be offered for sale pursuant to a Registration Statement and Prospectus filed and effective under the Securities Act of 1933, as amended.

4.
In consideration of their status and rights as former subscribers of PIPE, Eligible Subscribers of PIPE will be afforded the opportunity to purchase Conversion Stock before orders from any other purchasers may be accepted. If shares remain available for sale after the subscriptions of the Eligible Subscribers are filled, such remaining shares will be sold to other purchasers (as described in greater detail in the

Prospectus of Holdings accompanying this Proxy Statement). The Conversion Stock will be offered for sale at $10.00 per share. An Eligible Subscriber who wishes to subscribe must purchase at least 50 shares of Conversion Stock and may not purchase more than 5,000 shares of Conversion Stock in the Offering. Other limitations apply to the Offering, which are described in greater detail in the Prospectus.

5.
As a part of the overall transaction, Positive Physicians Program Exchange, a Pennsylvania reciprocal insurance exchange (“PPIX”), will also convert to a stock insurance company by merging with and into PPIX Conversion Corp. (“PPIX Conversion Corp.”). Immediately after the completion of the conversion of PPIX, PPIX Conversion Corp. will change its name to Positive Insurance Company.

6.
As and additional part of the overall transaction, Professional Casualty Association, a Pennsylvania reciprocal insurance exchange (“PCA”), will also convert to a stock insurance company by merging with and into PCA Conversion Corp. Immediately after the completion of the conversion of PCA, PCA Conversion Corp. will merge with and into Positive Physicians Insurance Company (“Positive Insurance”).

7.	Following the closing on the Conversion Plan and completion of the Offering, Holdings will be a public company and will operate as the insurance holding company for Positive Insurance.

8.	Diversus Management, Inc. will continue to manage the day-to-day insurance operations of Positive Insurance under a revised management agreement.
Information Relating to Voting at the Special Meeting
In accordance with the terms of PIPE’s Declaration of Organization, the terms of the Conversion Plan and the provisions of the Act, the Attorney-in-Fact of PIPE has determined that each Eligible Subscriber is entitled to notice of, and to vote at, the Special Meeting, and will be entitled at the Special Meeting to cast one vote, regardless of the number of policies of insurance held by that Eligible Subscriber. A person who is an “Eligible Subscriber” with reference to more than one policy shall have only one vote.
Approval of the Conversion Plan will require the affirmative vote, either in person or by proxy, of at least two‑thirds of the votes cast at the Special Meeting.
Eligible Subscribers may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by PIPE before the Special Meeting will be voted in accordance with the instructions indicated thereon. If no contrary instructions are given, such proxies will be voted in favor of (i) the Conversion Plan and (ii) the PIPE Conversion Corp. Merger. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any Eligible Subscriber giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the President of PIPE at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person.
The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof. They will not be used at any other meeting.
Relationship Between this Proxy Statement and the Prospectus
A copy of the Prospectus for the offering of Holdings’ Conversion Stock accompanies this Proxy Statement and is an important part of this Proxy Statement. This Proxy Statement summarizes and presents selected information from the Prospectus and may not contain all the information that might be important to an Eligible Subscriber in deciding whether to (i) vote for adoption and approval of the Conversion Plan, including the PIPE Conversion Corp. Merger, and/or (ii) subscribe for the purchase of Conversion Stock in the Offering. To understand the Offering fully, Eligible Subscribers should read the Prospectus carefully, including the financial statements and the notes to financial statements of PPIX, PCA and PIPE that are included in the Prospectus. Eligible Subscribers also may wish to review the Conversion Plan. These are available for review and downloading on PIPE’s website at http://www.pipexchange.net.1
The decisions to be made by an Eligible Subscriber in voting on the Conversion Plan and in deciding whether to purchase Conversion Stock are separate. For instance, you may vote in favor of the Conversion Plan, but decide not to purchase any Conversion Stock. Or, you may vote against the Conversion Plan, but decide to purchase Conversion Stock.
The Parties
Holdings
Holdings is a Pennsylvania business corporation organized on May 1, 2018 by PPIX, PCA and PIPE for purposes of effecting the Conversion. Holdings will be the holding company for Positive Insurance following closing on the Conversion. Holdings’ executive offices are located at 850 Cassatt Road, Suite 220, Berwyn, Pennsylvania 19312.
PIPE’s current President and Chief Executive Officer, Lewis S. Sharps, M.D., current Chief Operating Officer, Leslie Latta, and current Chief Financial Officer, Daniel Payne, will serve in the same capacities for Positive Insurance. The ability of these senior officers of PIPE to serve as Positive Insurance’s senior officers was an important consideration in the adoption of the Conversion Plan by PIPE’s Attorney-in-Fact.
______________

[1]
This reference to PIPE’s website includes only the documents available for review under the “PIPE Plan of Conversion” tab. Any other information available on PIPE’s website is not part of this Proxy Statement.

Holdings will not have engaged in any operations prior to completion of the Conversion. After completion of the Conversion, Holdings’ primary assets will be the outstanding capital stock of Positive Insurance, along with the amount of the net proceeds realized from the Offering of the Conversion Stock that remains after the use of such proceeds as described in the Prospectus.
Holdings intends to apply to have its common stock listed for trading on the NASDAQ Capital Market.
Positive Physicians Insurance Exchange
Physicians’ Insurance Program Exchange is a Pennsylvania reciprocal insurance exchange organized in 2005. Its main offices are located at 850 Cassatt Road, Suite 220, Berwyn, Pennsylvania 19312, and its telephone number is (610) 337-3374. At June 30, 2018, PIPE had total consolidated assets of $___ million and total equity of $______ million. During 2017, PIPE had direct written premiums of $3.6 million, and for the six months ended June 30, 2018, PIPE had direct written premiums of $___ million. PIPE offers medical professional liability insurance primarily in Pennsylvania.
The Conversion
PIPE adopted the Conversion Plan on June 1, 2018. The Conversion involves a series of transactions by which PIPE will convert from a reciprocal insurance exchange to a stock insurance company. Following the Conversion, PIPE will merge into PIPE Conversion Corp., which is a subsidiary of Holdings.
As an integral part of the Conversion, Holdings will offer for sale in a subscription rights offering between 3,570,000 and 4,830,000 shares of Holdings’ Conversion Stock (“Subscription Offering”). The Subscription Offering will be made to Eligible Subscribers. “Eligible Subscribers” are the named policyholders of PIPE who were insured under insurance policies issued by PPIX, PIPE, or PCA that were in force on June 1, 2018.
If any shares of Conversion Stock remain available for purchase after the Subscription Offering, they will be offered to certain stockholders of Diversus, Inc. (the “Community Offering” and, together with the Subscription Offering, “the Offering”). Insurance Capital Group, LLC (the “standby purchaser”) has agreed to purchase in the Community Offering at least such number of shares as is necessary for Holdings to sell at least 3,570,000 shares in the Offering. Holdings may accept subscriptions under the Subscription Offering and orders received under the Community Offering simultaneously. Subscriptions will be accepted by Holdings under the Subscription Offering before any orders are accepted in the Community Offering. Payments received on subscriptions that cannot be accepted will be refunded (without interest).
The purchase price for the Conversion Stock will be $10.00 per share. All purchasers will pay the same price per share in the Offering.

The Conversion will permit policyholders of PPIX, PCA and PIPE to become equity owners of Holdings and to share in its future. The Conversion also will provide additional capital that will enhance the ability of PIPE to expand its operations.
Completion of the Conversion is subject to various conditions, including approval of the Conversion by the Eligible Subscribers of PIPE, approval of the plan of conversion of PPIX by the eligible subscribers of PPIX, approval of the plan of conversion of PCA by the eligible subscribers of PCA, completion of the Offering, and receipt of all necessary regulatory approvals.
PIPE’s Reasons for the Conversion
The Attorney-in-Fact of PIPE has determined that the Conversion provides a unique opportunity to (i) improve the prospects for a favorable financial strength rating of Positive Insurance from A.M. Best Company; and (ii)  provide additional capital and a publicly-traded security that will enable Holdings and Positive Insurance to pursue a business strategy of growth through strategic acquisitions and internal expansion.
As a reciprocal insurance exchange, PIPE does not have shareholders, and it has no authority to issue capital stock. By converting to a stock form of organization, PIPE will be structured in the form used by most insurance companies and most business entities. The Conversion will enable Positive Insurance, as the successor to PIPE, to access equity capital in the future, when and as required. The Conversion will also permit PIPE policyholders to become equity owners of Holdings.
A corporate form of organization will provide additional flexibility to diversify PIPE’s business activities through existing or newly formed subsidiaries and through acquisitions of other insurance companies, including insurance exchanges or risk retention groups in the medical professional liability space. Although there are no current arrangements, understandings or agreements regarding any such opportunities, PIPE and Holdings will be in a better position after the Conversion to take advantage of any such opportunities that may arise.
Doing business in the stock form also will enable Positive Insurance (either directly or through Holdings) to use stock-related incentive programs to attract and retain executive and other personnel.
Effects of the Conversion on Policyholders
In General
Each policyholder in a reciprocal insurance exchange, such as PIPE, has certain interests in the insurance exchange issuing the policy, including the contractual right to insurance coverage and the right to vote when provided by law. Policyholders also may have the right to share in a liquidating distribution of the insurer’s net worth if the insurer were to voluntarily dissolve and liquidate its business and properties. The law in Pennsylvania on this last point is unclear and has never been definitively addressed by the courts.

A policyholder of a reciprocal insurance exchange must have an in-force insurance policy issued by that exchange in order to be a subscriber of that exchange. However, this interest as a subscriber has no market value because it cannot be separated from the underlying policy and, in any event, is not transferable. A policyholder whose policy lapses will lose his or her interest as a subscriber. Upon completion of the Conversion, all subscriber interests in PIPE, except contract rights under policies of insurance, will terminate.
If the Conversion Plan is not approved by PIPE’s Eligible Subscribers, or if the Conversion is not completed for any other reason, PIPE will continue to operate as a reciprocal insurance exchange. In that case, Eligible Subscribers will retain the rights described above.
Continuity of Insurance Coverage and Business Operations
PIPE’s conversion to stock form will not change the insurance protection or premiums under PIPE’s in-force insurance policies. During and after the Conversion, the normal business of issuing insurance policies will continue without change or interruption. After the Conversion, PIPE (as converted) will continue to provide services to its policyholders under in-force policies.
Voting Rights
After the Conversion, the voting rights of all subscribers of PIPE will cease. Policyholders will no longer have the right to vote on any matter involving Positive Insurance. Instead, voting control of Positive Insurance will be held by Holdings, which will own all outstanding Positive Insurance capital stock. Voting rights in Holdings will be held by the shareholders of Holdings. Each holder of Holdings common stock will be entitled to vote on any matter to be considered by Holdings shareholders, subject to the terms of Holdings’ articles of incorporation and bylaws and to the provisions of Pennsylvania law.
Policyholder Dividends
PIPE has no in-force insurance policies that “participate” or provide for the payment of policy dividends. Therefore, the Conversion will not cause any policyholder to lose dividend rights or expectancies that may have existed in the period when PIPE operated as a reciprocal insurance exchange.
Rights Upon Dissolution After Conversion
After the Conversion, policyholders will have no right to receive a pro rata distribution of any remaining surplus of Positive Insurance upon its dissolution. Instead, this right will vest in Holdings, as the sole shareholder of Positive Insurance. In the event of a liquidation, dissolution or winding up of Holdings, shareholders of Holdings would be entitled to receive, after payment of all senior debts and liabilities of Holdings, a pro rata portion of any liquidating distribution that is made of Holdings’ remaining assets.

Determination of the Price per Share and the Number of Shares to be Offered
Pennsylvania law requires that, as part of the reciprocal-to-stock conversion of PIPE, Eligible Subscribers must be offered the right to purchase an amount of stock of the stock insurance company (or in this case, Holdings) having a value equal in the aggregate to the appraised value of PIPE as determined by a qualified appraiser engaged for this purpose. The value can be expressed as a valuation range. Feldman Financial Advisors, Inc. (“Feldman Financial”) which was engaged to serve as the independent appraiser in the Conversion, prepared an appraisal report valuing each of PIPE, PCA, and PPIX (“Appraisal Report”). In its opinions of May 1, 2018, Feldman Financial estimated that the combined appraised value of PIPE, PCA, and PPIX is between $35,700,000 and $48,300,000, with a midpoint value of $42,000,000.
The Conversion Stock will be sold at $10.00 per share consistent with the typical offering price per share for many converting mutual companies. Based on the valuation range and the $10 per share purchase price, the number of Conversion shares being sold will be somewhere between 3,570,000 and 4,830,000 shares.
If Holdings is unable to sell at least 3,570,000 shares, then unless the Offering range is revised with the approval of the Department, the Conversion and Offering must be terminated, all subscriptions cancelled and all subscription funds returned.
Feldman Financial’s valuation is not a recommendation as to the advisability of purchasing shares of Holdings. In preparing its reports, Feldman Financial did not independently verify the financial statements and other information provided by PIPE, PCA or PPIX, nor did Feldman Financial value independently the assets or liabilities of PIPE, PCA or PPIX. The Appraisal Report considers PIPE, PCA and PPIX as going concerns and should not be considered as an indication of the liquidation value of PIPE, PCA or PPIX. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, any of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the Conversion will thereafter be able to sell such shares at prices at or above the initial purchase price in the Conversion of $10.00 per share.
Limitations on Conversion Stock Purchases
The Conversion Plan includes the following limitations on the number of shares of Conversion Stock that may be purchased in the Conversion:

•	No fewer than 50 shares or $500 of Conversion Stock may be purchased, to the extent such shares are available.

•	Eligible Subscribers, together with their affiliates and associates and groups of person acting in concert with the Eligible Subscriber, cannot purchase more than 5,000 shares in the Offering.

•
Except for the standby purchaser, the maximum number of shares of Conversion Stock subscribed for or purchased in all categories of the Offering by any person, together with associates of and groups of persons acting in concert with such persons, cannot not exceed 5% of the total number of shares sold in the Offering.

•	No more than 10% of the total number of shares offered for sale in the Offering may be purchased by stockholders of Diversus in the aggregate.
Restrictions on Transfer of Subscription Rights and Shares
Subscription rights granted under the Conversion Plan are not transferable. Accordingly, any person receiving subscription rights under the Conversion Plan may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of those subscription rights or the shares of Conversion Stock to be issued upon their exercise. Subscription rights may be exercised only for the account of the person receiving those rights under the Conversion Plan. A person subscribing to Conversion Stock by exercise of subscription rights received under the Conversion Plan will be required to certify that he or she is purchasing the shares solely for his or her own account and also that there is no agreement or understanding with any other person regarding the sale or transfer of such shares.
Conversion Stock purchased in the Offering will thereafter be freely transferable under the Securities Act of 1933, as amended (“1933 Act”); provided, however that shares issued to directors and officers of Holdings will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act and will be subject to additional transfer restrictions under Rule 144 of the 1933 Act and shares issued to the standby purchaser cannot be transferred for a period of six months after the effective date of the Conversion.
Tax Effects
For a discussion of the material United States federal income tax consequences of the conversion to PIPE and to an Eligible Subscriber of PIPE, see the section titled “Certain Federal Income Tax Considerations” in the accompanying Prospectus.
Positive Insurance’s Articles of Incorporation and Bylaws
The following is a summary of certain provisions of the Articles of Incorporation and bylaws of Positive Insurance, which will become effective upon the conversion of PPIX from a Pennsylvania reciprocal insurance exchange to a Pennsylvania stock insurance company.
Positive Insurance’s Articles of Incorporation will change the name of PPIX Conversion Corp. to “Positive Physicians Insurance Company” and authorize Positive Insurance to issue 1,000,000 shares of common stock. All of Positive Insurance’s outstanding common stock will be owned by Holdings. Accordingly, exclusive voting rights with respect to the affairs of Positive Insurance after the Conversion will be vested in the Board of Directors of Holdings.
Positive Insurance’s Articles of Incorporation will provide that such Articles may be further amended only if such amendment is approved by the Board of Directors of Positive Insurance, and, if and to the extent required by law, approved by the Insurance Department and the shareholders of Positive Insurance. The bylaws may be amended by a majority vote of the Board of Directors of Positive Insurance or by Holdings as Positive Insurance’s sole shareholder.
Termination of the Conversion Plan
The Conversion Plan may be terminated at any time prior to the effective date of the Conversion by the Attorney-in-Fact of PIPE.
Interpretation and Amendment of the Plan of Conversion
All interpretations of the Conversion Plan by the Attorney-in-Fact of PIPE will be final, conclusive and binding upon all persons. The Conversion Plan may be amended at any time before it is approved by the Insurance Department by PIPE’s Attorney-in-Fact. The Conversion Plan may be similarly amended at any time after it is approved by the Insurance Department, subject to the Insurance Department’s approval of such amendment. The Conversion Plan may be amended at any time after it is approved by Eligible Subscribers of PIPE and prior to the effective date of the Conversion by PIPE’s Attorney-in-Fact; provided, however, that any such amendment shall be subject to approval by the Insurance Department; and provided further, that, if such amendment is determined by the Insurance Department to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of Eligible Subscribers called for that purpose.
*    *    *    *    *    *    *
RECOMMENDATION OF THE ATTORNEY-IN-FACT
Physicians’ Insurance Program Management Company, the Attorney-in-Fact of PIPE recommends that you vote “FOR” approval of the Conversion Plan, which necessarily includes a vote “FOR” approval of the merger of PIPE with and into PIPE Conversion Corp.
PLEASE NOTE: A VOTE IN FAVOR OF THE CONVERSION PLAN DOES NOT MEAN YOU MUST PURCHASE CONVERSION STOCK IN THE OFFERING, AND A VOTE AGAINST THE CONVERSION PLAN DOES NOT MEAN YOU MAY NOT PURCHASE STOCK IN THE OFFERING. YOU MAY VOTE IN FAVOR OF THE CONVERSION PLAN AND DECIDE NOT TO PURCHASE CONVERSION STOCK IN THE OFFERING, OR YOU MAY VOTE AGAINST THE CONVERSION PLAN AND DECIDE TO PURCHASE STOCK IN THE CONVERSION OFFERING.

ADDITIONAL INFORMATION
WE URGE YOU TO CONSIDER CAREFULLY THIS PROXY STATEMENT, INCLUDING PARTICULARLY THE PROSPECTUS THAT ACCOMPANIES THIS PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, WE REQUEST THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO LEWIS S. SHARPS, M.D., CEO OF PIPE AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. YOUR PROXY SHOULD BE COMPLETED, SIGNED AND MAILED USING THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED ON OR BEFORE _____________ [INSERT DEADLINE].
THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE CONVERSION STOCK. SUCH OFFERS MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS.
_______________, 2018
Berwyn, Pennsylvania